Exhibit 99

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FEBRUARY AND FISCAL FOURTH QUARTER SALES RESULTS

Lowers Guidance for the Fourth Quarter of Fiscal 2008

Minneapolis, MN, March 6, 2008 — Christopher & Banks Corporation (NYSE: CBK) today reported February and fiscal fourth quarter sales results.

For the four-week period ended March 1, 2008 total sales were $29.5 million compared to $35.0 million for the five-week period ended March 3, 2007. February same-store sales for the four weeks ended March 1, 2008 are compared to the four-week period ended March 3, 2007. On this basis, same-store sales for the four-week period ended March 1, 2008 declined 5%.

Total sales for the fourth quarter ended March 1, 2008, which included 13 weeks, were $125.2 million compared to $134.0 million for the quarter ended March 3, 2007, which was a 14 week period. Same-store sales for the fourth quarter of fiscal 2008 declined approximately 3.5% compared to the same 13 week period last year.

Total sales for the 52 week period ended March 1, 2008 were $575.7 million compared to $547.3 million for the 53 week period ended March 3, 2007. Same-store sales increased 1% for the fiscal year ended March 1, 2008 compared to the same 52 week period last year. As of March 1, 2008, the Company operated 837 stores compared to 778 stores as of March 3, 2007.

The Company also announced that it launched separate e-commerce websites for its

Christopher & Banks and C.J. Banks brands in February 2008.

Lorna Nagler, President and Chief Executive Officer, commented, “February results were disappointing as customer traffic continued to be light. Our inventories have been conservatively managed and we believe we are well positioned to begin our new fiscal year. We are pleased to have launched our Christopher & Banks and C.J. Banks e-commerce websites in February and look forward to using this channel to gain incremental sales.”

Auction Rate Securities

                Auction rate securities (“ARS”) are long-term debt instruments with interest rates that reset through periodic short-term auctions which occur every 7, 28 or 35 days. If there are insufficient buyers, then the auction “fails” and holders are unable to liquidate their investment through the auction. A failed auction is not a default of the debt instrument, but does set a new, generally higher interest rate in accordance with the original terms of the debt instrument. The result of a failed auction is that the ARS continues to pay interest in accordance with its terms; however, liquidity for holders is limited until there is a successful auction, until such time as another market for ARS develops or until the ARS are called by the issuer. Auctions continue to be held as scheduled until the ARS matures or until it is called.

                As of March 1, 2008, the Company held approximately $24.6 million in principal amount of ARS which have AAA (S&P) or Aaa (Moody’s) credit ratings, the highest credit ratings provided by these organizations. The ARS represented approximately 25% of the Company’s cash, cash equivalents, and short-term and long-term investments at March 1, 2008. The stated maturity of the underlying securities for the ARS held by the Company ranges from 20 to 35 years. All of the Company’s ARS are collateralized by student loans and the repayment of such loans is substantially backed by the United States government.

                Beginning February 13, 2008 through March 5, 2008, the Company has experienced failed auctions for 16 ARS issues, representing approximately $20.1 million in principal amount. Management believes the Company has the ability to hold these securities on a long-term basis due to the fact that other liquid cash and cash equivalents are considered sufficient to meet the reasonably foreseeable future cash needs of the Company. The Company will continue to monitor circumstances related to the ARS to determine if any temporary or permanent impairment is indicated.

Financial Outlook

                In light of the current retail environment, the Company is evaluating whether there are non-cash impairments of long-lived assets or goodwill that primarily relate to its Acorn division. The Company’s Acorn division currently has a total of approximately $10.5 million of long-lived assets and goodwill. While the long-lived asset and goodwill impairment evaluation will be completed in connection with the finalization of year-end results, the Company expects that non-cash impairment charges will be incurred. Although Acorn results have not met the Company’s expectations, management is in the process of making adjustments to the Acorn merchandise mix and implementing other operational changes in an effort to improve Acorn’s future performance.

                Prior to any non-cash impairment charges from the evaluation of Acorn assets or potential impacts from the ARS, the Company currently estimates that its fourth quarter results will likely reflect a loss at or slightly below the low end of its previously provided guidance of a loss of ($0.05) to ($0.07) per diluted share.

Fourth Quarter and Fiscal 2008 Results Reporting Date

                The Company plans to report fiscal 2008 fourth quarter and full year results after the market closes on Wednesday, April 9, 2008.

First Quarter Earnings Guidance

                Consistent with its previously announced practice of issuing earnings per share guidance, the Company intends to provide earnings guidance for the first quarter of fiscal 2009 on April 9, 2008 when fourth quarter financial results are announced.

About Christopher & Banks

                Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 837 stores under the names Christopher & Banks, C.J. Banks and Acorn. The Company currently has 543 Christopher & Banks stores, 257 C.J. Banks stores and 37 Acorn stores.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding (i) the Company’s inventory position at year-end; (ii) the ability of the Company to gain incremental sales from its e-commerce websites; (iii)the value and the liquidity of its ARS and its ability to hold these securities on a long-term basis; (iv) the expectation of non-cash long-lived asset and goodwill impairment charges in connection with the finalization of year-end results; (v) management’s ability to improve the future performance of its Acorn division; and (vi) the Company’s anticipated fourth quarter loss per diluted share. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our expanding operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans, including plans with respect to the Acorn division; or (vii) the risk that future auctions of the Company’s ARS will not succeed and the Company may have to take impairment charges relating to those securities.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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